Exhibit 99.1

PRESS RELEASE

September 18, 2008

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND AND

AUTHORIZATION OF SHARE REPURCHASES

ENGELHARD, NORTH CAROLINA ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announced today that, on September 16, 2008, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.1825 per share, payable on October 13, 2008, to shareholders of record on September 29, 2008.

On an annualized basis, the Corporation’s 2008 dividend of $0.73 per share represents a 4.3% increase over the 2007 annual dividend of $0.70 per share.

The Corporation also announced today that its Board of Directors has renewed its approval given during 2007 for the Corporation to repurchase shares of its outstanding common stock. The Board’s action authorized the Corporation to repurchase up to an aggregate of 145,000 shares of its common stock during the ensuing twelve months. Shares may be purchased from time to time in open market transactions, or solicited or unsolicited privately negotiated transactions, at the Corporation’s discretion, subject to factors such as stock price, the Corporation’s operating results, general economic and market conditions, and the Corporation’s available cash.

In conjunction with the renewed share repurchase authority, the Board of Directors also approved the Corporation’s adoption of a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. The adoption of the stock trading plan will allow the Corporation to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

Arthur H. Keeney III, President and Chief Executive Officer, stated that, “The continuation of our authority to repurchase shares will enable us to manage our capital and respond to changing market and business conditions, as appropriate.”

The Board’s action does not obligate the Corporation to purchase any particular amount of shares, and repurchases may be suspended or discontinued at any time at the Corporation’s discretion. Any shares of stock repurchased by the Corporation will be cancelled. During the twelve months preceding the Board’s action, the Corporation has repurchased a total of 36,496 shares of its common stock pursuant to the authority granted by the Board during 2007.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

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